As filed with the Securities and Exchange Commission on August 19, 2025

Registration No. 333-289457

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM F-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Hongli Group Inc.

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hongli Group Inc.

No. 777, Daiyi Road,

Changle County, Weifang City,

Shandong Province, China, 262400

Tel: +86 0536-2185222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: +1(302) 738-6680

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Huan Lou, Esq.

McCarter & English, LLP

250 West 55th Street, 13th Floor

New York, NY 10019

Tel: +1 (212)-609-6836

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 19, 2025

Hongli Group Inc.

$100,000,000

Ordinary Shares

Warrants

Debt Securities

Rights

Units

We may offer, issue and sell from time to time up to $100,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our ordinary shares of par value $0.0001 each (the “Ordinary Shares”), warrants to purchase Ordinary Shares, debt securities, rights, and a combination of such securities, separately or as units, in one or more offerings. This prospectus provides a general description of offerings of these securities that we may undertake. We refer to our Ordinary Shares, warrants, debt securities, rights, and units, collectively as “securities” in this prospectus.

This prospectus provides a general description of the securities we may offer. Each time we sell the securities, we will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

We may offer and sell the securities from time to time at fixed prices, at market prices, or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution” on page 19. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our Ordinary Shares are currently traded on the Nasdaq Capital Market under the symbol “HLP.” On August 6, 2025, the closing price of our Ordinary Shares on Nasdaq was $0.65 per share. As of August 6, 2025, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $43,323,301, based on 73,438,750 ordinary shares issued and outstanding as of August 6, 2025, of which 66,651,233 shares were held by non-affiliates, and a per share price of $0.65 based on the closing sale price of our ordinary shares on August 6, 2025. We have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to and including the date of this prospectus. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on Nasdaq or other securities exchange of the securities covered by the prospectus supplement.

As previously disclosed on Form 6-K, filed with the SEC on July 15, 2025, on July 10, 2025, the Company received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”). The Notice informed the Company that, based upon the closing bid price of the Company’s ordinary shares (“Ordinary Shares”) over the 30 consecutive business day period between May 27, 2025 and July 9, 2025, the Company is not in compliance with the requirement to maintain a minimum bid price of $1.00 per share of its Ordinary Shares for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The Notice has no immediate effect on the continued listing status of the Ordinary Shares on The Nasdaq Capital Market. The Company has been provided a compliance period of 180 calendar days from the date of the Notice, or until January 6, 2026, to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before January 6, 2026, the closing bid price of the Ordinary Shares reaches or exceeds $1.00 per share for a minimum of 10 consecutive business days, the Staff will provide written notification that the Company has achieved compliance with the Minimum Bid Price Requirement, and the matter would be resolved. If the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to January 6, 2026, in order to regain compliance.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the initial 180 calendar day period, the Company may be eligible for additional time for compliance. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that its securities will be subject to delisting

The Company intends to actively monitor the closing bid price of the Ordinary Shares and will evaluate available options to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will regain compliance during the initial 180-day compliance period, secure a second compliance period or maintain compliance with the other Nasdaq Listing Rules.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 18 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F, in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we consolidate the financial results of Shandong Hongli Special Section Tube Co., Ltd., a variable interest entity (“Hongli Shandong” or “VIE”), through a series of agreements dated April 12, 2021 (the “Contractual Arrangements”) between our wholly-owned subsidiary entity, Shandong Xiangfeng Heavy Industry Co., Ltd. (“Hongli WFOE”) and the VIE, and its subsidiaries (together with the VIE, collectively, “the PRC operating entities”). This structure involves unique risks to investors.

This prospectus provides a general description of the securities of the offshore holding company Hongli Cayman may offer, instead of shares of any of the PRC operating entities, and therefore our investors may never hold equity interests in the PRC operating entities. You are not investing in the PRC operating entities. Neither we nor our subsidiaries own any share or equity interest in the PRC operating entities. Instead, we consolidate the financial results of the VIE through the Contractual Arrangements between our wholly-owned subsidiary entity, Hongli WFOE and the VIE. Though the business of the PRC operating entities is not within any sensitive sector that Chinese law prohibits direct foreign investment in, this VIE structure was selected to avoid the substantial costs and time for regulatory approval to convert the PRC operating entities into wholly foreign owned entities. As a result of Hongli Cayman’s direct ownership in Hongli WFOE and the Contractual Arrangements, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP, but we do not own equity interests in the VIE or its subsidiaries. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements for accounting purpose in accordance with U.S. GAAP. See “Financial Information Related to the VIE —Selected Condensed Consolidating Statements of Operations”; “—Selected Condensed Consolidating Balance Sheets”; “—Selected Condensed Consolidating Statements of Cash Flows”; and “—Roll-Forward of Investment in Subsidiaries and VIE” in our most recent annual report on Form 20-F for more information.

As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the operations of the PRC operating entities and/or cause the value of our Ordinary Shares to decrease significantly or become worthless. As of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law. For a description of the VIE contractual arrangements, see “Our Company —Our Corporate History and Structure” starting on page 1 of this prospectus.

See “Item 3. Key Information—D. Risk Factors—We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE,” “Item 3. Key Information—D. Risk Factors—Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation,” “Item 3. Key Information—D. Risk Factors—If the VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding, its ability to operate its business might be materially and adversely hindered, which could materially and adversely affect our results of operations,” “Item 3. Key Information—D. Risk Factors—The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F for more information.

We are subject to legal and operational risks associated with being based in and having the majority of the Company’s operations in the PRC. Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the Company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. The Chinese government may intervene or influence the operation of our PRC operating entities and exercise significant oversight and discretion over the conduct of their business and may intervene in or influence their operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our Ordinary Shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F for more information.

Recently the PRC government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly released the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and to strengthen the supervision over overseas listings by Chinese companies. Effective measures such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of overseas listed companies, and cybersecurity and data privacy protection requirements. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, issued the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. The CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. These CSRC regulations, collectively referred to as the Overseas Listing Rules, took effect on March 31, 2023. Under these rules, a company established in mainland China seeking securities offering and listing, by both direct or indirect means, in an overseas market is required to undertake filing procedures with the CSRC for its overseas offering and listing activities. The Trial Measures also set forth a list of circumstances under which overseas offering and listing by domestic companies established in mainland China is prohibited, including: (i) where such securities offering and listing is explicitly prohibited by the PRC laws; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent PRC authorities under the State Council in accordance with PRC laws; (iii) where the domestic company established in mainland China, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three (3) years; (iv) where the domestic company established in mainland China seeking securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (v) where there are material ownership disputes over equity held by the controlling shareholder of the company established in mainland China or by other shareholders that are controlled by the controlling shareholder and/or actual controller. In accordance with the Trial Measures, the listing and trading of our Ordinary Shares on Nasdaq is deemed as an indirect overseas listing and trading by domestic companies established in mainland China, and thus, we are subject to the Overseas Listing Rules and the relevant filing procedures.

Our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), has confirmed, as of the date of this prospectus, none of the circumstances prohibiting the overseas offering and listing by domestic companies applies to us, and we can offer and continue to list our Ordinary Shares on Nasdaq. Pursuant to the Notice, we are deemed as an “Existing Issuer” because we had been listed overseas before March 31, 2023 and are not required to undertake the initial filing procedure immediately. We, however, must complete filing procedures as required in a timely manner for the subsequent events, including any follow-up offerings, dual and/or secondary offering and listing on different overseas markets, and occurrence of material events including change of control, investigations or sanctions imposed by overseas securities regulatory authorities, and voluntary or mandatory delisting. For example, we were required to file with the CSRC within three business days after the completion of the private placement offering of 60,000,000 ordinary shares of the Company contemplated under the securities purchase agreement among the Company and certain non-U.S. investors dated November 13, 2024. We submitted an initial CSRC filing for correspondence on December 11, 2024, regarding the securities purchase agreement dated November 13, 2024, among the Company and certain non-U.S. investors, and subsequently submitted a formal filing on January 2, 2025. The forma remains under review by the CSRC as of the date of this prospectus.

If we or our PRC subsidiaries fail to undertake filing procedures as stipulated in the Trial Measures, or offer and list securities in an overseas market in violation of the Trial Measures, the CSRC may order rectification, issue warnings to us and/or our PRC subsidiaries, and impose a fine of between RMB 1,000,000 and RMB 10,000,000. The CSRC may also inform its regulatory counterparts in the overseas jurisdictions, such as the SEC, via cross-border securities regulatory cooperation mechanisms. Further, on February 24, 2023, the CSRC, together with Ministry of Finance, National Administration of State Secrets Protection, and National Archives Administration of China, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality Provisions”). Under the Confidentiality Provisions, domestic companies established in mainland China seeking overseas offering and listing, by both direct and indirect means, are required to institute a sound confidentiality and archives system. If such domestic companies established in mainland China intend to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or secrets of government agencies, they shall obtain approval from competent authorities and complete the relevant filing procedure with the competent secrecy administrative department prior to their disclosure or provision of such documents and materials. If they provide or publicly disclose documents and materials which may adversely affect national security or public interests, they shall strictly follow the corresponding procedures in accordance with relevant laws and regulations. Any failure or perceived failure to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions and other relevant PRC laws and regulations may cause relevant entities to be held legally liable, including criminal liability. As of the date of this prospectus, we believe that none of our PRC subsidiaries or their operations have had access to any documents or materials involving state secrets or work secrets of PRC government agencies, nor have we and our subsidiaries have provided to any person or disclosed any such documents or information. Any failure of us or our mainland China subsidiaries to fully comply with the Overseas Listing Rules and/or the Confidentiality Provisions, may significantly limit or completely hinder our ability to offer or continue to list our ordinary shares on Nasdaq, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Item 3. Key Information—D. Risk Factor— New rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC recently. Such rules may subject us to additional compliance requirements in the future” in our most recent annual report on Form 20-F for more information.

We or our subsidiaries may also be subject to PRC laws relating to the use, sharing, retention, security and transfer of confidential and private information, such as personal information and other data. On November 14, 2021, the Cyberspace Administration of China (“CAC”) released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft. Pursuant to the draft regulation, data processors holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, an online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we or our Subsidiaries file for approval for this offering. We do not believe that we or any of our subsidiaries will be subject to either the Cybersecurity Review Measures or the Data Security Management Regulations Draft since none of us hold more than one million users/users’ individual information. However, it is uncertain how the above-mentioned new laws or regulations will be interpreted or implemented, and whether it will affect us. Since these regulations are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the business and operations of our PRC subsidiaries, their ability to accept foreign investments, and our ability to continue to list or offer securities on an U.S. exchange. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business of the PRC operating entities, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering” in our most recent annual report on Form 20-F for more information.

In addition, the Chinese government has recently strengthened its anti-monopoly regulation and enforcement. In 2011, the State Council promulgated the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, and MOFCOM issued related implementation regulations, officially establishing a security review system for mergers and acquisitions of domestic enterprises by foreign investors. In July 2021, the Cyberspace Administration of China (“CAC”) opened cybersecurity probes into several U.S.-listed technology companies focusing on anti-monopoly regulation and those companies’ practice to collect, store, process and transfer data. On June 24, 2022, the Standing Committee of the National People’s Congress adopted the amended Anti-Monopoly Law, which increases the fines for illegal concentration of business operators. On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Platform Economy Sector, or the Anti-monopoly Guideline, aiming to improve anti-monopoly administration on online platforms and specifically prohibit certain acts of the platform economy operators that may have the effect of eliminating or limiting market competition. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. stock exchange because neither the Company nor its PRC subsidiaries have engaged in monopolistic acts that are subject to these statements or regulatory actions.

As a holding company, we may rely upon dividends paid to us by our subsidiaries in the PRC or elsewhere to pay dividends and to finance any debt we may incur. As of the date of this prospectus, none of our subsidiaries has issued any dividends or distributions to us and we have not made any dividends or distributions to our shareholders. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. Under Cayman Islands law, we may pay a dividend on our shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business. If we determine to pay dividends, as a holding company, we will be dependent primarily on receipt of funds from our subsidiaries in PRC through our Hong Kong subsidiary.

Current PRC regulations permit our subsidiaries in mainland China to pay dividends to us or our Hong Kong subsidiary only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under our current corporate structure, we rely on dividend payments or other distributions from our subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In addition, under PRC laws and regulations, each of our subsidiaries in mainland China is required to set aside a portion of their net income each year to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as dividends. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of its net assets to us in the form of dividends, loans or advances. Further, the PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive funds from our subsidiaries, we may be unable to pay cash dividends on our ordinary shares.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC resident enterprise. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold no less than 25% share ownership in a PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot be certain that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Our Hong Kong subsidiary intends to apply for the tax resident certificate when our subsidiaries in mainland China plan to declare and pay dividends to their Hong Kong parent companies.

As an offshore holding company, we will be permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund-raising activities to our subsidiaries in China only through loans or capital contributions, subject to the satisfaction of the applicable government registration and approval requirements. Before providing loans to our PRC subsidiaries, we will be required to make filings about details of the loans with the State Administration of Foreign Exchange of the PRC (the “SAFE”) in accordance with relevant PRC laws and regulations. Our PRC subsidiaries that receive the loans are only allowed to use the loans for the purposes set forth in these laws and regulations. Under regulations of the SAFE, Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.

We have not declared or paid any cash dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. As of the date of this prospectus, we do not anticipate any difficulties in our ability to transfer cash between subsidiaries. As of the date of this prospectus, we have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred.

Our ordinary shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB determines it is unable to inspect or investigate completely our auditors for two consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, RBSM LLP, headquartered in New York, New York, has been inspected by the PCAOB on a regular basis. Our auditor was not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that were subject to PCAOB’s determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Notwithstanding the foregoing, in the future, if it is determined that the PCAOB is unable to inspect or investigate our auditor completely, or if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected or investigated by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditor’s audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange or “over-the-counter” markets, may be prohibited under the HFCAA. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (HFCA Act) if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our most recent annual report on Form 20-F for more information.

Neither the Securities and Exchange Commission, any United States state securities commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings, up to a total amount of $100,000,000. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

In this prospectus, when used herein, unless the context requires otherwise:

●	Unless specifically described otherwise, as used in this prospectus (except in the context of describing our consolidated financial information), the terms “we,” “us,” “our company,” “our”, and “Hongli” refer to Hongli Group Inc., a Cayman Islands holding company, and its subsidiaries;

●	“Controlling Shareholder” refers to Jie Liu;

●	“CRF” refers to cold roll forming;

●	“CNC” refers to computer number control;

●	“Hongli Cayman” refers to Hongli Group Inc., a Cayman Islands exempted company;

●	“Hongli Development” refers to Hongli Development Limited, a British Virgin Islands company;

●	“Hongli Technology” refers to Hongli Technology Limited, a British Virgin Islands company;

●	“Hongli HK” refers to Hongli Hong Kong Limited, a Hong Kong company;

●	“Hongli Shandong” and/or “VIE” refer to Shandong Hongli Special Section Tube Company Limited, a PRC company;

●	“Haozhen Beijing” refers to Beijing Haozhen Heavy Industry Technology Company Limited, a PRC company;

●	“Hongli WFOE” refers to Shandong Xiangfeng Heavy Industry Co., Ltd., a PRC company;

●	“Maituo Shandong” refers to Shandong Maituo Heavy Industry Company Limited, a PRC company;

●	“Haozhen Shandong” refers to Shandong Haozhen Heavy Industry Technology Company Limited, a PRC company;

●	“the PRC operating entities” refers to the VIE, Hongli Shandong, and its subsidiaries;

●	“ROP” refers to a rollover protective structure;

●	“China” and “PRC” refer to the People’s Republic of China, including, for the purposes of this prospectus, Macau, Hong Kong, and Taiwan;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of Hongli Group, Inc., par value $0.0001 per share; and

●	All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of mainland China, all references to “HKD” are to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

Our Corporate History and Structure

Hongli Cayman is an exempted company incorporated on February 9, 2021, under the laws of the Cayman Islands. We have no substantive operations other than holding all of the issued and outstanding shares of Hongli Hong Kong Limited, or Hongli HK, which was established in Hong Kong on March 5, 2021. Hongli HK is also a holding company holding all of the outstanding equity of Shandong Xiangfeng Heavy Industry Co., Ltd., or Hongli WFOE, which was established on April 8, 2021 under the laws of the PRC.

As a holding company with no material operations of our own, pursuant to certain contractual arrangements, we consolidate the financial results of VIE, Shandong Hongli Special Section Tube Co., Ltd., or Hongli Shandong, a PRC company, and through its wholly owned subsidiaries, Beijing Haozhen Heavy Industry Technology Co., Ltd., or Beijing Haozhen, a PRC company and Shandong Maituo Heavy Industry Co., Ltd., or Maitou Shandong, a PRC company; and its 70% owned subsidiary Shandong Haozhen Heavy Industry Technology Co., Ltd., or Haozhen Shandong, a PRC company. The VIE commenced our operations under the name Shandong Changle Hongli Steel Tube Co., Ltd. to provide industrial pipes and tubes products. Hongli Shandong was incorporated on September 13, 1999 by Ronglan Sun and Li Liu, who originally held 40% and 60% equity interests in Hongli Shandong, respectively.

On June 20, 2001, Hongli Shandong changed its name to Changle Hongli Steel Tube Co., Ltd.

On March 28, 2005, Hongli Shandong increased its registered capital to RMB4.8 million, or approximately $0.58 million. Yuanqing Liu, Ronglan Sun, and Li Liu contributed 40%, 30%, and 30% equity interest, respectively. Hongli Shandong changed its name to Shandong Changle Hongli Steel Tube Co., Ltd.

On November 3, 2010, Hongli Shandong increased its registered capital to RMB5 million, or approximately $0.61 million. Yuanqing Liu, Ronglan Sun, and Jie Liu contributed 40%, 30%, and 30% equity interest, respectively.

On October 28, 2010, Hongli Shandong changed its name to Shandong Hongli Special Section Tube Co., Ltd.

On May 23, 2019, Hongli Shandong established its wholly subsidiary Maituo Shandong. Maituo Shandong engages in production of special-shaped steel pipe, construction machinery processing; mining machinery and agricultural machinery steel, stainless steel and corrosion-resistant alloy, automotive parts steel production, sales; CRF technology research and development and technical services; goods import and export (for projects subject to approval according to law, business activities may be carried out only after approval by relevant departments).

On September 18, 2020, Hongli Shandong and Shengda Technology Co. Ltd, a South Korean company, established Haozhen Shandong. Hongli Shandong owns a 70% equity interest in Haozhen Shandong. Haozhen Shandong engages in metal chain and other metal products manufacturing; metal chain and other metal products sales; metal structure manufacturing; metal structure dales; general parts manufacturing; high-quality special steel materials sales; steel calendering processing (except for items subject to approval according to law, and operating activities independently according to law with business license) permitted items: goods import and export (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments, and the specific business items shall be subject to the approval result).

On February 9, 2021, Hongli Cayman was incorporated as an exempted company in the Cayman Islands. Hongli Cayman issued Ordinary Shares at $0.0001 par value per share to Hongli Development Limited, or Hongli Development, a British Virgin Islands company, owned by Yuanqing Liu, Jie Liu, and Ronglan Sun, three founders of the Company, and issued Ordinary Shares at $0.0001 par value per share to Hongli Technology Limited, or Hongli Technology, a British Virgin Islands company, 100% owned by Haining Wang. Hongli Cayman and Hongli HK were established as the holding companies of Hongli WFOE.

We were advised by our PRC counsel that our holding company, its subsidiaries, and the VIE, Hongli Shandong and its subsidiaries, are not required to obtain permission or approvals from PRC authorities or agencies to list on the U.S. exchange markets, because the PRC operating entities fall outside the sectors subject to key restrictions by the PRC government.

On March 28, 2022, we issued 17,459,903 Ordinary Shares to Hongli Development and 539,997 Ordinary Shares to Hongli Technology, at par value $0.0001 per share, the issuance of which was equivalent to a forward split at a ratio of 180,000-for-1 (the “Forward Split Issuance”). On September 13, 2022, the then current shareholders of the Company surrendered 1,500,000 Ordinary Shares in total, of which Hongli Development surrendered 1,455,000 Ordinary Shares and Hongli Technology surrendered 45,000 Ordinary Shares, respectively. On December 1, 2022, Hongli Development surrendered 6,500,000 Ordinary Shares.

On March 31, 2023, the Company consummated its initial public offering (the “IPO”) of 2,062,500 Ordinary Shares, par value $0.0001 per share (the Ordinary Shares sold in the IPO is hereafter referred as the “IPO Shares”). The IPO Shares were priced at $4.00 per share, for total gross proceeds of $8.25 million before deducting underwriting discounts and offering expenses. Net proceeds of the Company’s Offering were approximately $7.2 million. In addition, the Company granted the underwriters a 45-day option to purchase up to an additional 309,375 Ordinary Shares at the public offering price. On May 2, 2023, the underwriter exercised the over-allotment option in full for total gross proceeds of $1,237,500 before deducting underwriting discounts and commissions. Net proceeds of our over- allotment option were approximately $1.1 million. The Company’s Ordinary Shares began trading on the Nasdaq Capital Market under the symbol “HLP” on March 29, 2023.

On May 2, 2023, upon the underwriter’s exercise of the over-allotment option in full, the Company sold 309,375 ordinary shares at a price of $4.00 per share accordingly.

On December 13, 2023, Hongli Technology surrendered 133,125 Ordinary Shares to Hongli Cayman. Hongli Technology has sold all of its remaining Ordinary Shares on the open market and is no longer a shareholder of the Company.

On November 13, 2024, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain non-U.S. investors (collectively, the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Purchasers, an aggregate of 60,000,000 Ordinary Shares of the Company, par value US$0.0001 per share, at a purchase price of $0.55 per share, and for an aggregate purchase price of $33,000,000. On December 5, 2024, the transaction contemplated by the Securities Purchase Agreement was closed. Upon closing, the Company issued a total of 60,000,000 Ordinary Shares to the Purchasers following receipt of gross proceeds of RMB239,984,300, equivalent to US$33,000,000. The new Ordinary Shares were registered for resale under the Company’s registration statement on Form F-3 (File No. 333-284050), initially filed with the U.S. Securities and Exchange Commission on December 5, 2024 and declared effective on February 4, 2025.

As of August 6, 2025, we have 73,438,750 Ordinary Shares issued and outstanding.

The following chart summarizes our corporate legal structure and identifies our subsidiaries and the PRC operating entities as of the date of this prospectus.

*	Mr. Yuangqing Liu is the initial founder of the Company and the father of Mr. Jie Liu and Ms. Ronglan Sun is the spouse of Mr. Yuangqing Liu and the mother of Mr. Jie Liu. Mr. Yuangqing Liu and Ms. Ronglan Sun have granted their proxy to Mr. Jie Liu to vote their shares in Hongli Development for all corporate transactions requiring shareholders’ approval and Mr. Jie Liu as such may be deemed to have sole voting and investment discretion with respect to the Ordinary Shares held by Hongli Development.

Hongli WFOE, a wholly subsidiary of Hongli Cayman, and Hongli Shandong entered into a series of Contractual Arrangements in April 2021. Such Contractual Arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and irrevocable spousal consent letters. Hongli Shandong, the VIE, and its PRC subsidiaries are the entities conducting the operation in the PRC. Neither Hongli Cayman nor its subsidiaries own any equity interests in the PRC operating entities.

The Contractual Arrangements are designed to allow Hongli Cayman to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements in accordance with U.S. GAAP as the primary beneficiary for accounting purposes.

Due to PRC legal restrictions on foreign ownership in certain sectors or other matters, such as telecommunications and the internet, many China-based operating companies had to list on a U.S. exchange through Contractual Arrangements, or a VIE structure, without a direct ownership in main operating entities. However, even though the business of some other China-based operating companies, including Hongli Shandong, is not within any sensitive sector that Chinese law prohibits direct foreign investment in, some China-based operating companies, as well as Hongli Shandong, at the discretion of the management, still selected to utilize such VIE structure to list overseas to avoid the substantial costs and time. If Hongli Shandong had selected to directly list on a U.S. exchange without such Contractual Arrangements, Hongli Shandong would be required to obtain certain regulatory approvals in connection with the conversion of the PRC operating entities into wholly foreign owned entities which would take the Company approximately 3-6 months to complete, without certainty when the conversion would be completed successfully. As a result, management elected to pursue the VIE structure, at which time that the PRC government did not initiate a series of regulatory actions and statements to regulate business operations in China including enhancing supervision over the use of variable interest entities for overseas listing.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As we chose such VIE structure, we understand that we are subject to certain risks and uncertainties that may not otherwise exist if we had direct equity ownership in the operating entities. The VIE structure has inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the Contractual Arrangements. See “Item 3. Key Information—D. Risk Factors — We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE.” We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the Contractual Arrangements with Hongli Shandong, its founders and owners, in PRC because all of our Contractual Arrangements are governed by the mainland China laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is not as developed as in the United States. See “Item 3. Key Information—D. Risk Factors — Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation.” Furthermore, these Contractual Arrangements may not be enforceable in China if PRC government authorities or courts take a view that such Contractual Arrangements contravene applicable PRC laws and regulations or are otherwise not enforceable for public policy reasons. See “Item 3. Key Information—D. Risk Factors — The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” In the event we are unable to enforce these Contractual Arrangements, we may not be able to consolidate the financial results of Hongli Shandong, and our results of operation may be materially and adversely affected. For more information, see “Item 3. Key Information—D. Risk Factors — Risks Related to Our Corporate Structure” and “Item 3. Key Information—D. Risk Factors — Risks Related to Doing Business in China.” in our most recent annual report on Form 20-F.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation and Management Agreement

Pursuant to the exclusive business cooperation and management agreement between Hongli WFOE and Hongli Shandong dated as of April 12, 2021, Hongli WFOE has the exclusive right to provide Hongli Shandong with complete business support, operational management, and technical and consulting services, including all services within the business scope of Hongli Shandong as may be determined from time to time by Hongli WFOE, such as but not limited to technical services, business consultations, and marketing consultancy. Additionally, Hongli WFOE has the full and exclusive right to manage and direct all cash flow and assets of Hongli Shandong and to direct and administrate the financial affairs and daily operation of Hongli Shandong. In exchange, Hongli WFOE is entitled to an annual service fee that equals the audited total amount of the net income of such fiscal year of Hongli Shandong. If Hongli Shandong’s annual net income is zero, Hongli Shandong is not required to pay the service fee. If Hongli Shandong sustained losses in any fiscal year, all such losses will be carried over to the next year and deducted from the service fee of the next year.

The exclusive business cooperation agreement remains in effect, unless terminated pursuant to the agreement or upon the mutual consent of the parties thereto. Hongli Shandong may not unilaterally terminate this agreement unless Hongli WFOE commits gross negligence or a fraudulent act against Hongli Shandong. However, Hongli WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Hongli Shandong at any time.

Exclusive Option Agreements

Pursuant to the exclusive option agreement among Hongli HK, Hongli Shandong and the shareholders who collectively own all of Hongli Shandong dated as of April 12, 2021, such shareholders have jointly and severally granted Hongli HK an option to purchase their equity interests in Hongli Shandong. The purchase price shall be equal to the actual capital contributions paid in the registered capital of Hongli Shandong by the shareholders for the portion of equity interests to be purchased by Hongli HK or the lowest price allowed by the applicable PRC laws and regulations. Hongli HK or its designated person may exercise such option at any time to purchase all or part of the equity interests in Hongli Shandong until it has acquired all equity interests of Hongli Shandong, which is irrevocable during the term of the agreements.

The exclusive call option agreement remains in effect for 10 years, and Hongli HK has the right to extend it for an additional 10 years.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among the shareholders who collectively own all of Hongli Shandong dated as of April 12, 2021, such shareholders have pledged all of the equity interests in Hongli Shandong to Hongli WFOE as collateral to secure the obligations of Hongli Shandong under the exclusive business cooperation and management agreement and the exclusive option agreement. These shareholders are prohibited or may not transfer the pledged equity interests without prior written consent of Hongli WFOE unless transferring the equity interests in accordance with the performance of the exclusive option agreement.

The equity interest pledge agreement shall be terminated upon the full payment of the consulting and service fees under the business cooperation and management agreement and upon the fulfillment of Hongli Shandong’s obligation under the business cooperation and management agreement. Additionally, Hongli WFOE shall cancel or terminate this equity interest pledge agreement as soon as reasonably practicable.

Shareholders’ POAs

Pursuant to the shareholders’ POAs dated as of April 12, 2021, the shareholders of Hongli Shandong have given Hongli HK or its subsidiary an irrevocable proxy to act on their behalf on all matters pertaining to Hongli Shandong and to exercise all of their rights as shareholders of Hongli Shandong, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to designate and appoint the legal representative, the executive directors and/or director, supervisor, the chief executive officer and other senior management members of Hongli Shandong, and to sign and execute transfer documents and any other documents pursuant to the exclusive option agreement and the equity interest pledge agreement. The POAs shall remain in effect while the shareholders of Hongli Shandong hold the equity interests in Hongli Shandong.

Irrevocable Spousal Consent Letters

Pursuant to the irrevocable spousal consent letters dated as of April 12, 2021, the spouses of all the shareholders of Hongli Shandong consent to the execution of the exclusive business cooperation and management agreement, equity interest pledge agreement, exclusive option agreement, and the power of attorneys signed by their spouse. The spouses of the shareholders of Hongli Shandong further undertake not to make any assertions in connection with the equity interests of Hongli Shandong held by the shareholders and confirm no authorization or consent will be required from them for the shareholders’ performance of any transaction documents in connection with these agreements. However, if the spouse of any shareholder obtains any equity interest held by the shareholders for any reason, they commit to be bound by these agreements and comply with the obligation of the shareholders of Hongli Shandong thereunder.

Based on the foregoing contractual arrangements, Hongli Cayman is allowed to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements for the periods presented herein as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented under common control in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Because we do not hold equity interests in Hongli Shandong, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to regulatory review of overseas listing of mainland China companies through a special purpose vehicle and the validity and enforcement of the Contractual Arrangements. As of the date hereof, the agreements under the Contractual Arrangements have not been tested in any courts of law. We are also subject to the risks of uncertainty about any future actions of the mainland China government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and cause the value of Ordinary Shares to decrease significantly or become worthless.

Neither we nor our subsidiaries own any equity interests in the PRC operating entities. Instead, we are regarded as the primary beneficiary of the PRC operating entities for accounting purposes, and, therefore, we are able to consolidate financial results of Hongli Shandong through the Contractual Arrangements. See “Item 3. Key Information-D. Risk Factors - We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE;” “Item 3. Key Information-D. Risk Factors - Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation;” “Item 3. Key Information-D. Risk Factors - If the VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding, its ability to operate its business might be materially and adversely hindered, which could materially and adversely affect our results of operations;” “Item 3. Key Information-D. Risk Factors - Because we are a Cayman Islands corporation and consolidate the financial results of the PRC operating entities through the Contractual Arrangements, which have a substantial majority of their business conducted in the PRC, you may be unable to bring an action against us, our officers and directors, the PRC operating entities or their officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China” and “Item 3. Key Information-D. Risk Factors - The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless” in our most recent annual report on Form 20-F. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations.

Controlled Company

As long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules.

For so as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules as we are eligible to rely on other “foreign private issuer” exemptions under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. (See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Corporate Structure— As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders” in our most recent annual report on Form 20-F).

Business Overview

Overview

Hongli Cayman is an offshore holding company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we consolidate financial results of Hongli Shandong, the VIE and its subsidiaries through Contractual Arrangements. Neither we nor our subsidiaries own any equity interests in the PRC operating entities. Instead, we consolidate financial results of Hongli Shandong through a series of Contractual Arrangements dated April 12, 2021.

The PRC operating entities are one of the leading cold roll formed steel profile manufacturers in China with respect to function innovation, performance improvement, and customized manufacturing of their products, according to China Sub-Association for Cold Formed Steel Industries, a professional industrial association. The PRC operating entities’ main business operation focuses on the design, production, deep processing, and sales of custom-made profile for machinery and equipment in a variety of sectors including but not limited in mining and excavation, construction, agriculture, and transportation industries.

With more than twenty years of operating history, the PRC operating entities have developed customers in more than 30 cities in China and a global network covering South Korea, Japan, the U.S., and Sweden. The customers of the PRC operating entities include large corporations and international enterprises such as Weichai LOVOL Heavy Industry Co. Ltd. (“LOVOL”), SUNGJIN TECH CO., LTD (“South Korean VOLVO”), Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”), and some new customers associated with Katsushiro Machinery Co., Ltd. (“Japan Katsushiro”). The majority of the customers of our PRC operating entities have maintained business with us for an average of 10 years. In 2024, orders from domestic customers remained stable, while orders from foreign customers declined. We expect to maintain positive relationships with our principal customers going forward. We anticipate that XCMG Group (“XCMG”) will serve as a key driver of our business growth over the next five years. Currently, we have ongoing business relationships with several of its subsidiaries, including XCMG Loader Co., Ltd., XCMG Road Machinery Co., Ltd., XCMG Agricultural Equipment Co., Ltd., and XCMG Forklift Co., Ltd. Orders from XCMG are projected to grow by approximately 50% on a continuing basis.

Innovations of the PRC Operating Entities

The PRC operating entities employ a broad array of manufacturing techniques, most importantly cold roll forming (“CRF”) which is the technique used for manufacturing all their products that differentiates the PRC operating entities from other steel pipe manufacturers that employ alternative forming techniques such as extrusion or pull-trusion. Cold roll formed steel pipe/tubing is widely used for applications where precise dimension and mechanical tolerances are required.

CRF reduces the cost of the material and improves the quality of the product in terms of its surface and size, and allows the PRC operating entities to both customize their products in accordance with customers’ request and deliver products with high quality, increase mechanical properties and strength. CRF expands their product applications to a variety of industries that have demands for roll forming profiles with high precision and low processing cost.

In addition to the manufacturing techniques, the PRC operating entities employ deformed flower designing in their product design which enables visualization of the formation process of the materials, and further ensures the high success rate of their research, development, and design. Currently, the PRC operating entities have applied for more than 68 patents for this technique, 62 of which have been approved, including 55 registered utility patents and 7 invention patents. Among these approved patents, there are especially two patents that the management of the PRC operating entities believes are material to the operations and business of the PRC operating entities. One is a repair treatment method of CRF profiles, providing solutions to fix H-shaped profiles during polish process. This patented technology requires less labor and increases the polish efficiency, and the management of Hongli Shandong has not seen other similar patents in the market as of the date of this report. The other one is a fine machining method for reducing profile production and manufacturing, which realizes the automatic and fine machining of customized profiles, reduces the labor requirements, and decreases the cost. These approved patents have been applied to the PRC operating entities’ productions.

Currently, the PRC operating entities are designing and developing a certain type of cross section profile with unequal thickness. Through the changes of thickness of the profile, such cross section profile will be stronger with lighter weight compared to a typical cross section profile. The PRC operating entities are preparing the patent application for such technique, which is expected to be widely used in different applications in five years, including but not limited to, lightweight processing of cabs, high-strength fireproof doors, and window and curtain walls.

Facilities and Products of the PRC Operating Entities

The PRC operating entities have a total of 8 facilities well-equipped with advanced manufacturing equipment, complex production lines, and experienced in-house R&D teams, enable them to facilitate their customers’ orders as a “custom-made profile shop” including designing, customizing, manufacturing, and delivery.

The PRC operating entities currently have 11 lines of CRF production lines, 3 units of laser welding coupled with inspection equipment, 3 units for high frequency welding coupled with inspection equipment, 5 units for welding robots, 5 units for 3D laser cutting machines, 3 units for 3D CNC bending machines, a hydraulic press, 2 units of CNC machining and 2D laser cutting machines. In May 2022, the PRC operating entities started to provide CRF profiles with additional electrocoating services to meet their customers’ additional demands. Electrocoating is a method of painting that uses electrical current to deposit paint on a part surface, which is widely used for products, including but not limited to, hardware, sporting equipment, business appliance, and automotive. In connection with the electrocoating services, the PRC operating entities purchased relevant equipment through leasing financing, including 1 unit of dust removal machine, 1 unit of pipe system, 1 unit of electrocoating machine, and 1 unit of Zeolite runner and regenerative catalytic oxidation machine. As of the date of this prospectus, the PRC operating entities have produced various electrocoated products, among excavator cabs, safety frames for tractors, and weld-on brackets, generating a total revenue of approximately $1.60 million (RMB11.5 million) since January 1, 2022. As of the date hereof, the PRC operating entities have received approximately 50,006 new orders of different types of electrocoated products with an estimated revenue of $1.67 million (RMB12 million) since January 1, 2022. Additionally, as the management is in negotiation with other existing and potential customers, the management of the PRC operating entities estimates that this newly added electrocoating service could generate additional income from the PRC operating entities in the future.

Product Applications

The PRC operating entities produce a comprehensive range of well-designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors, including but not limited to, mining and excavation, construction, agriculture, and transportation industries.

Applications	Percent of sales (LTM Period)	Major Application/Uses
Mining/Excavation	49%	●	Widely used in mining industry as key components of excavation cabs
Doors and windows category	2%	●	Primarily used as key components of construction cabs. Depending on demand, we manufacture products as significant components of windows, door, and walls with certain thermotolerance and extensibility.
Agricultural	47%	●	Primarily for agricultural machinery used as significant components of cabs and ROPs.
Transportation	2%	●	Used as key component of forklift for material transportation industry.

Summary of Risk Factors

An investment in our securities involves significant risks. Before making an investment decision, you should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, the risk factors contained in our most recent annual report on Form 20-F, as well as any updates to those risk factors in our reports on Form 6-K, in each case incorporated by reference herein, together with all of the other information appearing or incorporated by reference herein. Any of these risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our securities could decline, and you may lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Below is a summary of certain material risks we face, organized under relevant headings. For detailed discussions, see “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F, incorporated herein by reference.

Risks Related to the Business and Industry of the PRC Operating Entities

Risks and uncertainties related to the business and industry of the PRC operating entities include, but are not limited to, the following:

●	Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations.

●	The business of our PRC operating entities involves occupational hazards to their workforce.

●	The PRC operating entities may not be able to accurately forecast demand for their products.

●	The considerable uncertainty in Chinese economic growth could hurt demand of the products of the PRC operating entities.

●	Tariffs could materially have a negative impact on demand of the products of the PRC operating entities.

●	The PRC operating entities’ business is also affected by global economic conditions.

●	Our revenue will decrease if the industries in which the customers of the PRC operating entities operate experience a protracted slowdown.

●	The PRC operating entities operate in a competitive industry. If the PRC operating entities are unable to compete successfully, they may lose market share to their competitors.

●	Any decline in the availability or increase in the cost of raw materials could materially affect our earnings.

●	We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

●	The loss of any of the key customers of the PRC operating entities could reduce our revenues and our profitability.

●	Our inability to raise capital could have material adverse effect on our financial condition and results of operations.

●	The PRC operating entities will require substantial additional funding in the future. There is no assurance that additional financing will be available to the PRC operating entities.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE.

●	If the VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws.

●	Contractual Arrangements in relation to the VIE may be subject to scrutiny by the mainland China tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

●	If the VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding, its ability to operate its business might be materially and adversely hindered, which could materially and adversely affect our results of operations.

Risks Related to Doing Business in China

Hongli WFOE and PRC operating entities are based in mainland China, Hongli HK is established in Hong Kong as a holding company, and the PRC operating entities have all of their operations in China, and therefore, we and the PRC operating entities face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Uncertainties with respect to the PRC legal system could have a material adverse effect on us. (see page 14)

●	Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

●	Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (HFCA Act) if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on the PRC operating entities’ business and the value of our Ordinary Shares.

●	The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

●	The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our Ordinary Shares to significantly decline or be worthless.

●	The business operation of the PRC operating entities are located in mainland China where laws and regulations governing the current business operations of the PRC operating entities are sometimes vague and uncertain and any changes in such laws and regulations may be quick with little impair our ability to operate profitably.

●	We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct the business.

●	There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of Hongli WFOE, and dividends payable by Hongli WFOE to Hongli HK may not qualify to enjoy certain treaty benefits.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares.

●	Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

●	Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	Our failure to obtain prior approval of the China Securities Regulatory Commission for the listing and trading of our Ordinary Shares on a foreign stock exchange could have a material adverse effect upon our business, operating results, reputation and trading price of our Ordinary Shares.

●	New rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC recently. Such rules may subject us to additional compliance requirements in the future.

●	Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

●	We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

●	Because we are a Cayman Islands exempted company and consolidate the financial results of the PRC operating entities through the Contractual Arrangements, which have a substantial majority of their business conducted in the PRC, you may be unable to bring an action against us, our officers and directors, the PRC operating entities or their officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

●	The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors and executive officers named in this prospectus (except one independent director) may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

●	Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

●	In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business of the PRC operating entities, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our subsidiaries, limit our subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in mainland China against us based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.

Risks Related to Our Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares, including, but not limited to, the following:

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	Our Management has broad discretion in the use of the net proceeds from our financing activities and may not use them effectively.

●	We do not intend to pay dividends for the foreseeable future. (see page 56)

●	The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our Ordinary Shares. You will experience immediate and substantial dilution.

Emerging Growth Company Status

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Securities and Exchange Commission (“SEC”) filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

Foreign Private Issuer Status

We are incorporated and registered in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

In addition, as a holding company with no material operations, we consolidate the financial results of the PRC operating entities through the Contractual Arrangements. Furthermore, our Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (“HFCA Act”) if the PCAOB is unable to inspect our auditors for two consecutive years.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. Our auditor, RBSM LLP, headquartered in New York, NY, is an independent registered public accounting firm with the PCAOB and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor. RBSM LLP is not identified in the PCAOB’s Determination Report. Notwithstanding the foregoing, in the future, if either there is any regulatory change or step taken by PRC regulators that does not permit RBSM LLP to provide audit documentation located in mainland China or Hong Kong to the PCAOB for inspection or investigation or the PCAOB expands the scope of the Determination Report so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including on a national exchange and on “over-the-counter” markets, may be prohibited under the HFCA Act. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. The PCAOB was required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. See “Item 3. Key Information—D. Risk Factors — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the Holding Foreign Companies Accountable Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our most recent annual report on Form 20-F for more information.

Permission Required from the PRC Authorities for the VIE’s Operation.

The operation of the PRC operating entities is governed by laws and regulations in mainland China. The PRC entities have received all requisite permissions and approvals from the government authorities or agencies in mainland China to conduct its current business in mainland China. Hongli Cayman and its subsidiaries as well as the PRC operating entities have not received any denial from the mainland China government authorities or agencies for the VIE’s operation in mainland China. Hongli HK is a holding company with no operation except that Hongli HK holds all of the outstanding equity of Hongli WFOE and may distribute any dividends or payments (if any) received from Hongli WFOE to Hongli Cayman as dividends or transfer the cash proceeds from Hongli Cayman to Hongli WFOE. As of the date hereof, Hongli HK has received all the requisite license or permits from Hong Kong government with regards to its activities.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which went effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. According to the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately, but they shall be required to file with the CSRC within three working days from the completion of any subsequent offerings.

After the completion of the private placement offering of 60,000,000 Ordinary Shares of the Company on December 5, 2024, we submitted a CSRC filing for correspondence on December 11, 2024 and later submitted a formal CSRC filing on January 2, 2025. As of the date of this prospectus, the CSRC filing is still under review by CSRC.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the Ordinary Shares to significantly decline in value or become worthless. See “Item 3. Key Information-D. Risk Factor - Uncertainties with respect to the PRC legal system could have a material adverse effect on us”; “Item 3. Key Information-D. Risk Factor - Our failure to obtain prior approval of the China Securities Regulatory Commission for the listing and trading of our Ordinary Shares on a foreign stock exchange could have a material adverse effect upon our business, operating results, reputation and trading price of our Ordinary Shares”; “Item 3. Key Information-D. Risk Factor - New rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC recently”; and “Regulation - Regulation Related to M&A Regulations and Overseas Listings.”

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with twelve other government agencies in mainland China, published the Measures for Cybersecurity Review which became effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As the PRC operating entities’ business is engaged in cold roll formed steel profile manufacturing in mainland China and do not involve the collection of personal data of at least 1,000,000 users, implicate cybersecurity, we believe that neither we, nor the PRC operating entities are “network platform operator(s)”, and subject to the cybersecurity review of the CAC. On July 7, 2022, the CAC issued the Security Assessment Measures for Outbound Data Transfers which became effective on September 1, 2022, and it requires that a data processor to provide data abroad under specific circumstances shall apply for the security assessment in respect of the outbound data transfer. As the PRC operating entities do not engage in any operation of information in infrastructure or involve the process of personal data of more than 1,000,000 individual, and have not provided over 100,000 individual’s personal information or over 10,000 individual’s sensitive personal information since January 1 of the last years abroad, further, the PRC entities have not involved the “important data” under the Security Assessment Measures for Outbound Data Transfer. We believe that we, our subsidiaries, or the VIE are not subject to the security assessment of outbound data transfer under the Security Assessment Measures for Outbound Data Transfers. As of the date of this prospectus, we are of the view that we are in compliance with the applicable PRC laws and regulations governing the data privacy, personal information and information and outbound data transfer in all material respects, including the data privacy, personal information and outbound data transfer requirements of the CAC, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review or security assessment of outbound data transfer. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. If we (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it may result in fines or other penalties, including suspension of business, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless. See “Item 3. Key Information-D. Risk Factor - In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business of the PRC operating entities, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.” in our most recent annual report on Form 20-F for more information.

Dividend Distributions or Transfers of Cash among Hongli Cayman, Its Subsidiaries, and the PRC Operating Entities

As of the date of this prospectus, none of Hongli HK, Hongli WFOE and the PRC operating entities have made any dividends to Hongli Cayman. As of the date of this prospectus, no dividends or distributions have been made to any U.S. investors. We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As of the date of this prospectus, Hongli Cayman, Hongli HK, Hongli WFOE as well as the PRC operating entities have not adopted or maintained any other cash management policies and procedures.

Hongli Cayman is a holding company with no material operations of its own and does not directly generate any revenue. Cash proceeds raised from overseas financing activities, including the cash proceeds from any securities offering, may be transferred by Hongli Cayman to Hongli HK, and then transferred to Hongli WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to the VIE from Hongli WFOE pursuant to certain contractual agreements between Hongli WFOE and the VIE as permitted by the applicable PRC regulations. The process for sending such proceeds back to the mainland China may be time-consuming after the closing of the offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in mainland China. Any transfer of funds by the offshore holding company to the entities in the PRC, either as a loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in mainland China. Any foreign loans procured by the PRC operating entities and Hongli WFOE is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and Hongli WFOE may not procure foreign loans which exceed the difference between their respective total project investment amount and registered capital or 2.5 times (which may be varied due to the change of mainland China’s national macro-control policy) of the net worth of Hongli WFOE, and the VIE may not procure foreign loans which exceed 2.5 times (which may be varied due to the change of mainland China’s national macro-control policy) of the net worth of the VIE. According to the applicable PRC regulations on foreign-invested enterprises in mainland China, capital contributions to the PRC operating entities are subject to the filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. See “Item 3. Key Information-D. Risk Factors - Risks Related to Doing Business in China - Mainland China regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of future offering to make loans or additional capital contributions to our subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand the business of the PRC operating entities.” in our most recent annual report on Form 20-F for more information.

Under our current corporate structure, we rely on dividend payments from Hongli HK and Hongli WFOE to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to pay any debt we may incur:

●	Hongli WFOE’s ability to distribute dividends is based upon its distributable earnings. Current mainland China regulations permit Hongli WFOE to pay dividends to Hongli HK in accordance with applicable PRC laws and regulations under which Hongli WFOE can only pay dividends to Hongli HK out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Furthermore, Hongli WFOE could make payments to Hongli HK pursuant to the relevant agreements between them as permitted by the applicable PRC regulations. In addition, Hongli WFOE is required to set aside certain after-tax profit to fund a statutory reserve as described below in this section.

●	Based on the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities and some tax restrictions between Hong Kong and mainland China as discussed herein below in this section. As a result, Hongli HK may further distribute any dividends or payments (if any) received from Hongli WFOE to Hongli Cayman as dividends.

●	Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from Hongli HK, which will be dependent on receipt of dividends or payments (if any) from Hongli WFOE, which will be dependent on payments from the VIE in accordance with the laws and regulations of the PRC and the Contractual Arrangements between them.

●	Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if Hongli WFOE, Hongli HK or the VIE incurs debt on its own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either Hongli WFOE, Hongli HK or the VIE is unable to distribute dividends or make payments directly or indirectly to Hongli Cayman, we may be unable to pay dividends on our Ordinary Shares.

The transfer of funds among the PRC operating entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Amendment, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the mainland China government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of mainland China and may adversely affect our business, financial condition and results of operations. See “Item 3. Key Information-D. Risk Factors - Risks Related to Doing Business in China - Restrictions on currency exchange may limit our ability to utilize our revenues effectively.” in our most recent annual report on Form 20-F for more information.

If we are considered a mainland China tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Certain payments from the VIE, Hongli Shandong, to Hongli WFOE are subject to mainland China taxes, including VAT.

In addition, each of Hongli WFOE and the PRC operating entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in mainland China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a mainland China project. However, the 5% withholding tax rate does not automatically apply, and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the mainland China project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower mainland China withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by Hongli WFOE to its immediate holding company, Hongli HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongli HK intends to apply for the tax resident certificate when Hongli WFOE plans to declare and pay dividends to Hongli HK. See “Item 3. Key Information-D. Risk Factors - Risks Related to Doing Business in China - There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of Hongli WFOE, and dividends payable by Hongli WFOE to Hongli HK may not qualify to enjoy certain treaty benefits.” in our most recent annual report on Form 20-F for more information.

Nasdaq Notice of Deficiency

As previously disclosed on Form 6-K, filed with the SEC on July 15, 2025, on July 10, 2025, the Company received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”). The Notice informed the Company that, based upon the closing bid price of the Company’s ordinary shares (“Ordinary Shares”) over the 30 consecutive business day period between May 27, 2025 and July 9, 2025, the Company is not in compliance with the requirement to maintain a minimum bid price of $1.00 per share of its Ordinary Shares for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The Notice has no immediate effect on the continued listing status of the Ordinary Shares on The Nasdaq Capital Market. The Company has been provided a compliance period of 180 calendar days from the date of the Notice, or until January 6, 2026, to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before January 6, 2026, the closing bid price of the Ordinary Shares reaches or exceeds $1.00 per share for a minimum of 10 consecutive business days, the Staff will provide written notification that the Company has achieved compliance with the Minimum Bid Price Requirement, and the matter would be resolved. If the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to January 6, 2026, in order to regain compliance.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the initial 180 calendar day period, the Company may be eligible for additional time for compliance. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that its securities will be subject to delisting

The Company intends to actively monitor the closing bid price of the Ordinary Shares and will evaluate available options to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will regain compliance during the initial 180-day compliance period, secure a second compliance period or maintain compliance with the other Nasdaq Listing Rules.

Corporate Information

Our principal executive office is located at 777 Daiyi Road, Changle County, Weifang City, Shandong Province, China, 262400. Our telephone number is +86 0536-2185222. Our website is hongliprofile.com. The information on our website does not form part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at hongliprofile.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein or therein. We have included our website address in this prospectus solely for informational purposes and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

RISK FACTORS

Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider the risks described in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Current Reports on Form 6-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Ordinary Shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Ordinary Shares could decline and you could lose part or all of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will describe the terms of the offering, including the following information, if applicable:

●	the name or names of any dealers or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any offering price to the public;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF ORDINARY SHARES

General

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share and 73,438,750 ordinary shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Ordinary shares

General

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Ordinary Shares

Subject to the restrictions contained in our amended and restated memorandum and articles of association, as applicable, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in any other form approved by the directors, executed:

(a)	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Our Board may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our Board may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the Ordinary Shares transferred are fully paid and free of any lien in favor of us;

●	any fee related to the transfer has been paid to us; and

●	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under our articles of association, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. The register of members will be updated from time to time to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	an act which is ultra vires with respect to the company or illegal and is therefore incapable of ratification by the shareholders;

●	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company; and

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their dishonesty. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Cayman Companies Act and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association that require our Company to disclose shareholder ownership above any particular ownership threshold.

Directors’ Power to Issue Shares

Subject to applicable law, our Board has general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

Preemptive Rights

The shareholders of our Company do not have preemptive right.

Other Rights

Not applicable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our Ordinary Shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Ordinary Shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Ordinary Shares, holders of the warrants will not have any of the rights of holders of Ordinary Shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Ordinary Shares purchasable upon exercise, if any.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities which may or may not be converted into our ordinary shares. We may issue the debt securities independently or together with any underlying securities, and debt securities may be attached or separate from the underlying securities. In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture upon reliance of Section 304(a)(8) of the Trust Indenture Act and Rule 4a-1 promulgated thereunder.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	the title of the debt securities;

●	the total amount of the debt securities;

●	the amount or amounts of the debt securities will be issued and interest rate;

●	the conversion price at which the debt securities may be converted;

●	the date on which the right to convert the debt securities will commence and the date on which the right will expire;

●	if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

●	if applicable, a discussion of material federal income tax consideration;

●	if applicable, the terms of the payoff of the debt securities;

●	the identity of the indenture agent, if any;

●	the procedures and conditions relating to the conversion of the debt securities; and

●	any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer

We may issue the debt securities in registered form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.

Prior to the conversion of their debt securities, holders of debt securities convertible for ordinary shares will not have any rights of holders of ordinary shares, and will not be entitled to dividend payments, if any, or voting rights of the ordinary shares.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Ordinary Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Share or warrant included in each unit, respectively.

We may issue units in such amounts and in numerous distinct series as we determine.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the U.S.

As a holding company with no material operations of our own, pursuant to certain contractual arrangements, we consolidate the financial results of the PRC operating entities through the Contractual Arrangement. A substantial majority of the operations of the PRC operating entities are conducted in the PRC and a substantial majority of the assets of the PRC operating entities are located in the PRC. In addition, all of our directors and officers (except one independent director) are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Beijing Dacheng Law Offices, LLP (Shanghai), our counsel with respect to mainland China law, has advised us that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the PRC against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

Beijing Dacheng Law Offices, LLP (Shanghai) has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Mainland China courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between mainland China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the mainland China and the U.S. for the mutual recognition and enforcement of court judgments. Beijing Dacheng Law Offices, LLP (Shanghai) has further advised us that under mainland China law, mainland China courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of mainland China law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the mainland China difficult.

Ogier (Cayman) LLP has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

TAXATION

Certain U.S. income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. In addition, the following section contains a description of certain Cayman Islands income tax consequences relating to our Ordinary Shares.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws:

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Tax Concessions Act

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we may obtain undertakings from the Financial Secretary of the Cayman Islands:

(a)	that no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of our shares, debentures or other obligations; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

People’s Republic of China Taxation

PRC Enterprise Income Tax Law

Under the PRC Enterprise Income Tax Law, an enterprise established outside of China with “de facto management bodies” within China may be considered a PRC “resident enterprise,” meaning it can be treated in a manner similar to a PRC enterprise for enterprise income tax purposes, although the dividends paid to a PRC resident enterprise from another may qualify as “tax-exempt income.” The implementation rules of the PRC Enterprise Income Tax Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. STA Circular 82 issued by the State Taxation Administration on April 22, 2009 specifies that certain offshore enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in China. Although STA Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determination criteria set forth in STA Circular 82 may reflect STA’s general position on how the “de facto management body” test should be applied in determining tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We believe that we are not a PRC resident enterprise and therefore we are not subject to PRC enterprise income tax reporting obligations and the dividends paid by us to holders of our ordinary shares will not be subject to PRC withholding tax. However, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and a 20% withholding tax from dividends we pay to our non-PRC individual shareholders, including the holders of our ordinary shares. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares if such income is treated as China-sourced income. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and China in the event we are treated as a PRC resident enterprise.

Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

On February 3, 2015, the State Taxation Administration issued STA Public Notice 7. In December 2017, Article 13 and Paragraph 2 of Article 8 of STA Public Notice 7 were abolished Pursuant to STA Public Notice 7, as amended, where a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying enterprise income tax by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. STA Public Notice 7, as amended, provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity interests through a public securities market. STA Public Notice 7, as amended, also brings challenges to both offshore transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an Indirect Transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the PRC tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

PRC Value-Added Tax (VAT) and Business Tax

Before August 2013 and pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenue generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the tax authorities.

In November 2011, the Ministry of Finance and SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013, April 2014, March 2016 and July 2017, the Ministry of Finance and SAT promulgated five circulars to further expand the scope of services that are to be subject to VAT instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT was imposed to replace the business tax in certain service industries, including technology services and advertising services, and from May 1, 2016, VAT replaced business tax in all industries, on a nationwide basis. On November 19, 2017, the State Council further amended the Interim Regulation of PRC on Value Added Tax to reflect the normalization of the pilot program. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

On April 4, 2018, the Ministry of Finance and SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, starting from May 1, 2018, the taxable goods previously subject to VAT rates of 17% and 11%, respectively, become subject to lower VAT rates of 16% and 10%, respectively.

On March 20, 2019, the Ministry of Finance, SAT and the General Administration of Customs issued the Announcement on Policies for Deepening the VAT Reform, which came into effect in April 2019, to further reduce VAT rates. According to the announcement, (1) for general VAT payers’ sales activities or imports previously subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (2) for agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (3) for agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (4) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (5) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%.

LEGAL MATTERS

We are being represented by McCarter & English, LLP, New York, New York with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the three years period ended December 31, 2024, 2023 and 2022 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report dated May 12, 2025 included in our annual report on Form 20-F filed with the SEC on May 12, 2025, and are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our corporate website is hongliprofile.com. The information contained on our websites is not a part of this prospectus. Our authorized representative and agent for service of process in the United States is Puglisi & Associates, 850 Library Ave Unit 204, Newark, DE 19711, Tel: +1(302) 738-6680.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate  by reference the following documents:

●	our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 12, 2025;

●	our Current Reports on Form 6-K furnished on March 19, 2025, July 15, 2025, July 23, 2025, and July 29, 2025. ;

●	the description of our ordinary shares contained in our registration statement on Form 8-A12B filed with the Commission on March 28, 2023, pursuant to Section 12(b) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions;

●

any future annual reports on Form 20-F filed with the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering of the securities offered by this prospectus; and

●

any future reports on Form 6-K that we furnish to the SEC after the date of the filing of the registration statement of which this prospectus forms a part that are identified in such reports as being incorporated by reference in this prospectus.

Our most recent Annual Report on Form 20-F contains descriptions of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system. We maintain our website at hongliprofile.com. The information contained on our websites does not form a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus but not delivered with the prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

HONGLI GROUP INC.

Attention: Jie Liu, Chief Executive Officer

No. 777, Daiyi Road,

Changle County, Weifang City,

Shandong Province, China, 262400

Tel: +86 0536-2185222

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Hongli Group Inc.

$100,000,000

Ordinary Shares

Warrants

Debt Securities

Rights

Units

Prospectus dated _____________, 2025

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Officers and Directors.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

Item 9. Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(7)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Memorandum and Articles of Association (Previously filed; incorporated by reference to Exhibit 4.1 filed with the Registration Statement on Form S-8 (File No. 333-278321), filed with the Securities and Exchange Commission on March 28, 2024)
4.2	Specimen Certificate for Ordinary Shares (Previously filed; incorporated by reference to Exhibit 4.1 filed with the Registration Statement on Form F-1 (File No. 333-261945), as amended, initially filed with the Securities and Exchange Commission on December 30, 2021)
4.3+	Form of Warrant Agreement, including form of Warrant
4.4+	Form of Debt Securities
4.5+	Form of Rights Certificate
4.6+	Form of Unit Agreement
5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the securities being registered
8.1**	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
23.1*	Consent of RBSM LLP, an independent registered public accounting firm
23.2**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of Beijing Dacheng Law Offices, LLP (Shanghai)
24.1**	Power of Attorney (included on the signature page hereof)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
+	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Weifang, Shandong Province, the PRC, on August 19, 2025.

HONGLI GROUP INC.

By:	/s/ Jie Liu
Name:	Jie Liu
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Xiangmei Zeng
Name:	Xiangmei Zeng
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities have signed this registration statement below on August 19, 2025.

Signature	Title

/s/ Jie Liu	Chief Executive Officer and Chairman of the Board of Directors
Jie Liu	(Principal Executive Officer)

*	Chief Financial Officer
Xiangmei Zeng	(Principal Financial and Accounting Officer)

*	Independent Director
Chenglong Yang

*	Independent Director
Chuang Chen

*	Independent Director
Junwei Shao

*By: /s/ Jie Liu
Name: Jie Liu
Title: Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Hongli Group Inc., has signed this registration statement thereto in Newark, Delaware, on August 19, 2025.

Puglisi & Associates Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates